Exhibit 2

9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class Class A Subordinate Voting

Holder Account Number

Form of Proxy — Annual and Special Meeting to be held on May 4, 2005

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.
Every shareholder has the right to appoint some other person of their choice, who need not be a shareholder, to attend and act on their behalf at the meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.
If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.
This proxy should be signed in the exact manner as the name appears on the proxy.

4.
If this proxy is not dated, it will be deemed to bear the date on which it is mailed.

5.
The securities represented by this proxy will be voted as directed by the shareholder, however, if such a direction is not made in respect of any matter, the securities represented by this proxy will be voted by the designated management appointee(s) FOR the election of directors, FOR the re-appointment of the Auditor and the authorization of the Audit Committee to fix the Auditor's remuneration, AGAINST the MEC Separation Resolution and AGAINST the REIT Conversion Resolution.

6.
The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the shareholder, on any ballot that may be called for and, if the shareholder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.
This proxy confers discretionary authority in respect of any amendments or variations to matters identified in the notice of meeting and with respect to other matters or business that may properly come before the meeting or any adjournment(s) or postponement thereof.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

Voting by mail may be the only method for holdings held in the name of a corporation or holdings being voted on behalf of another individual.
Voting by mail or by Internet, are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined below to vote this proxy. Please have this proxy in hand when you call.

• Call the toll free number listed BELOW from a touch tone telephone. There is NO CHARGE for this call. • Proxy Instructions must be received by 5:00 pm, Toronto Time, on May 2, 2005.	• Go to the following web site: www.computershare.com/ca/proxy • Proxy Instructions must be received by 5:00 pm, Toronto Time, on May 2, 2005.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.

CONTROL NUMBER	HOLDER ACCOUNT NUMBER	ACCESS NUMBER

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Proxies submitted must be received by 5:00 pm, Toronto Time, on May 2, 2005

Appointment of Proxyholder

The undersigned shareholder of MI Developments Inc. (the "Corporation") hereby appoints John D. Simonetti, or failing him Richard J. Crofts,	OR	Print the name of the person you are appointing if this person is someone other than the designated management appointee(s).

as my/our proxyholder with full power of substitution and to vote in accordance with the following directions (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of MI DEVELOPMENTS INC. to be held at Le Royal Meridien King Edward Hotel on May 4, 2005 at 10:00 am (Toronto time) and at any adjournment(s) or postponement(s) thereof.

1.    Election of Directors    The nominees proposed by Management are:
Barry Byrd; Neil Davis; Philip Fricke; Manfred Jakszus; Dennis Mills; John Simonetti; Frank Stronach; Judson Whiteside; Douglas Young;

FOR:	-->	☐
WITHHOLD:	-->	☐

2. Re-Appointment of Auditor
Re-appointment of Ernst & Young LLP as a Auditor of the Corporation based on the recommendation of the Audit Committee of the Board of Directors and authorizing the Audit Committee to fix the Auditor's remuneration.	For	-->	☐	Withhold	-->	☐

Resolutions Management recommends a vote AGAINST the following resolutions. Please read the resolutions in full in the accompanying Information Circular.

3. MEC Separation Resolution		For	Against
Resolution directing the Board of Directors of the Corporation to consider and implement a spin-off or sale of the Corporation's interest in Magna Entertainment Corp.	-->	☐	☐
4. REIT Conversion Resolution
Resolution directing the Board of Directors of the Corporation to consider and, if deemed feasible, select the most appropriate method to convert the Corporation into an income-oriented real estate investment vehicle, such as a real estate investment trust.	-->	☐	☐

Authorized Signature(s) — Sign Here — This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by management.

Signature(s)

Date

Financial Statements Request	Interim Financial Reports		Annual Reports

In accordance with securities regulations, shareholders may elect annually to receive financial statements, if they so request. If you wish to receive such mailings, please mark your selection.	☐	Mark this box if you would like to receive interim financial reports by mail. You may also register online to receive financial statements at www.computershare.com/ca/mailinglist	☐	Mark this box if you DO NOT want to receive the Annual Report by mail.

If you do not mark the box, or do not return this PROXY or register online, then it will be assumed you do NOT want to receive interim financial statements.